EXHIBIT 5

[Bass, Berry & Sims Letterhead]

December 5, 2003

The Board of Directors of

National Commerce Financial Corporation

One Commerce Square

Memphis, TN 38150

RE:	Registration Statement on Form S-8 Relating to the National Commerce Financial Corporation Stock Option Gain Deferral and Former NCB Deferred Compensation Plan Listed on Exhibit A hereto.

Ladies and Gentlemen:

We have acted as counsel to National Commerce Financial Corporation, a Tennessee corporation (“NCF”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) relating to certain shares of common stock, par value $2.00 per share, of NCF (the “Common Stock”) to be issued pursuant to the above referenced plan (the “Plan”).

In our capacity as such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of NCF, such agreements and instruments, such certificates of public officials, officers of NCF and other persons, and such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies, and the authenticity of the originals of such copies, and we have assumed all certificates of public officials to have been properly given and to be accurate.

As to factual matters relevant to this opinion letter, we have relied upon the representations and warranties as to factual matters contained in certificates and statements of officers of NCF and certain public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

On the basis of the foregoing, and subject to the limitations set forth herein, we are of the opinion that when issued in accordance with the terms of the Plan, the deferred payment obligations will be valid and binding obligations of NCF, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general principals of equity.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to any related registration statement subsequently filed by NCF pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Act”), and to the use of our name under the heading “Legal Opinions” in any prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder.

This opinion letter is being furnished by us to NCF and the Commission solely for the benefit of NCF and the Commission in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon by any other person, or by NCF or the Commission for any other purpose, without our express written consent. The only opinion rendered by us consists of those matters set forth in the fourth paragraph hereof, and no opinion may be implied or inferred beyond those expressly stated. This opinion letter is rendered as of the date hereof, and we have no obligation to update this opinion letter.

Sincerely,

/s/ Bass, Berry & Sims, PLC